Tecogen Announces First Quarter 2024 Results
Revenues of $6.2 million - 15% QoQ increase

NORTH BILLERICA, Mass., May 8, 2024 - Tecogen Inc. (OTCQX:TGEN), a leading manufacturer of clean energy products, reported revenues of $6.2 million and net loss of $1.1 million for the quarter ended March 31, 2024 compared to revenues of $5.4 million, and a net loss of $1.5 million in 2023. We generated $0.2 million in cash from operations during the quarter and ended the quarter with a cash balance of $1.5 million.
“In Q1 2024 had record service revenue of $4m, a 28% increase from the same period last year. We also had positive cash flow from operations. Our total revenue was also up 15% QoQ. Our cash position at the end of Q1 was $1.5m and we haven't drawn further into our line of credit. During the call I will update investors on our factory move, the service agreements we acquired in Q1 and our new marketing efforts," commented Abinand Rangesh, Tecogen's Chief Executive Officer.
Key Takeaways
Net Loss and Earnings Per Share
•Net loss in Q1 2024 was $1.1 million compared to a net loss of $1.5 million in Q1 2023, a decrease of $0.4 million, due to increased revenue and gross profit for our Products and Services segments, partially offset by increased operating expenses.
•EPS was $(0.04)/share and $(0.06)/share in Q1 2024 and Q1 2023, respectively.
Loss from Operations
•Loss from operations for the three months ended March 31, 2024 was $1.0 million compared to a loss from operations of $1.4 million for the same period in 2023, a decrease of $0.4 million,primarily due to increased revenue and gross profit for our Products and Services segments, partially offset by increased operating expenses.
Revenues
•Revenues for the quarter ended March 31, 2024 were $6.2 million compared to $5.4 million for the same period in 2023, a 15.0% increase.
◦Product revenue was $1.5 million in Q1 2024 compared to $1.7 million in the same period in 2023, a decrease of 12.8%, due to decreased sales of chiller units.
◦Services revenue was $4.0 million in Q1 2024 compared to $3.1 million in the same period in 2023, an increase of 28.0%, primarily due to the addition of $0.8 million in revenue from the acquired Aegis maintenance contracts.

◦Energy Production revenue was $680 thousand in Q1 2024 compared to $534 thousand in the same period in 2023, an increase of 27.5% due to increased run hours.

Gross Profit
•Gross profit for the first quarter of 2024 was $2.6 million compared to $2.1 million in the first quarter of 2023. Gross margin increased to 41.6% in the first quarter compared to 38.9% for the same period in 2023. The increase in gross profit margin was driven by increased service contract revenues.

Operating Expenses

•Operating expenses increased by 2.4% to $3.6 million for the first quarter of 2024 compared to $3.5 million in the same period in 2023, due primarily to duplicate rent costs, during the transition to our new facility in Q1 2024.

Adjusted EBITDA(1) was negative $0.9 million for the first quarter of 2024 compared to negative $1.3 million for the first quarter of 2023. (Adjusted EBITDA is defined as net income or loss attributable to Tecogen, adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges or gains including abandonment of intangible assets and the extinguishment of debt. See the table following the Condensed Consolidated Statements of Operations for a reconciliation from net income (loss) to Adjusted EBITDA, as well as important disclosures about the company's use of Adjusted EBITDA).
Conference Call Scheduled for May 9, 2024, at 9:30 am ET
Tecogen will host a conference call on May 9, 2024 to discuss the first quarter results beginning at 9:30 am eastern time. To listen to the call please dial (888) 428-7458 within the U.S. and Canada, or (862) 298-0702 from other international locations. Participants should ask to be joined to the Tecogen First Quarter 2024 earnings call. Please begin dialing 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The earnings conference call will be webcast live. To view the associated slides, register for and listen to the webcast, go to https://ir.tecogen.com/ir-calendar. Following the call, the recording will be archived for 14 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call. To listen to the playback, dial (877) 660-6853 within the U.S. and Canada, or (201) 612-7415 from other international locations and use Conference Call ID#: 13672659.

About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company provides cost effective, environmentally friendly and reliable products for energy production that nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 35 years, Tecogen has shipped more than 3,200 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde e+, Tecochill, Tecopower, Tecofrost, Tecopack, and Ultera are registered trademarks of Tecogen Inc.
Forward Looking Statements

This press release and any accompanying documents, contain “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan,"  "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

In addition to those factors described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and on our Form 8-K, under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth.

In addition to GAAP financial measures, this press release includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures.

Tecogen Media & Investor Relations Contact Information:

Abinand Rangesh
P: 781-466-6487
E: Abinand.Rangesh@tecogen.com

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,510,435	$1,351,270
Accounts receivable, net	6,533,130	6,781,484
Unbilled revenue	1,258,532	1,258,532
Inventories, net	10,021,002	10,553,419
Prepaid and other current assets	409,573	360,639
Total current assets	19,732,672	20,305,344
Long-term assets:
Property, plant and equipment, net	1,147,069	1,162,577
Right of use assets	2,176,264	943,283
Intangible assets, net	2,533,112	2,436,230
Goodwill	2,646,194	2,743,424
Other assets	223,232	201,771
TOTAL ASSETS	$28,458,543	$27,792,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Related party notes	$511,905	$505,505
Accounts payable	4,013,899	4,514,415
Accrued expenses	2,682,656	2,504,629
Deferred revenue, current	2,462,570	1,647,206
Lease obligations, current	469,762	289,473
Acquisition liabilities, current	929,411	845,363
Unfavorable contract liability, current	162,822	176,207
Total current liabilities	11,233,025	10,482,798
Long-term liabilities:
Deferred revenue, net of current portion	345,427	369,611
Lease obligations, net of current portion	1,725,276	683,307
Acquisition liabilities, net of current portion	1,156,835	1,181,779
Unfavorable contract liability, net of current portion	388,766	422,839
Total liabilities	14,849,329	13,140,334

Stockholders’ equity:
Tecogen Inc. shareholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,850,261 issued and outstanding at March 31, 2024 and December 31, 2023	24,850	24,850
Additional paid-in capital	57,645,937	57,601,402
Accumulated deficit	(43,984,623)	(42,879,656)
Total Tecogen Inc. stockholders’ equity	13,686,164	14,746,596
Non-controlling interest	(76,950)	(94,301)
Total stockholders’ equity	13,609,214	14,652,295
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,458,543	$27,792,629

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenues
Products	$1,491,398	$1,710,136
Services	4,014,310	3,136,173
Energy production	680,389	533,509
Total revenues	6,186,097	5,379,818
Cost of sales
Products	1,049,543	1,212,568
Services	2,092,257	1,737,602
Energy production	468,640	337,739
Total cost of sales	3,610,440	3,287,909
Gross profit	2,575,657	2,091,909
Operating expenses
General and administrative	2,848,568	2,792,483
Selling	529,669	520,070
Research and development	254,696	229,102
Gain on disposition of assets	(7,391)	—
Total operating expenses	3,625,542	3,541,655
Loss from operations	(1,049,885)	(1,449,746)
Other income (expense)
Other income (expense), net	(15,747)	830
Interest expense	(18,670)	(415)
Unrealized gain on investment securities	18,749	—
Total other income (expense), net	(15,668)	415
Loss before income taxes	(1,065,553)	(1,449,331)
Provision for state income taxes	22,063	22,638
Consolidated net loss	(1,087,616)	(1,471,969)
Income attributable to the non-controlling interest	(17,351)	(18,060)
Net loss attributable to Tecogen Inc.	$(1,104,967)	$(1,490,029)

Net loss per share - basic	$(0.04)	$(0.06)
Weighted average shares outstanding - basic	24,850,261	24,850,261
Net loss per share - diluted	$(0.04)	$(0.06)
Weighted average shares outstanding - diluted	24,850,261	24,850,261

	Three Months Ended
	March 31, 2024	March 31, 2023
Non-GAAP financial disclosure (1)
Net loss attributable to Tecogen Inc.	$(1,104,967)	$(1,490,029)
Interest expense, net	18,670	828
Income taxes	22,063	22,638
Depreciation & amortization, net	140,137	105,920
EBITDA	(924,097)	(1,360,643)
Stock based compensation	44,535	77,348
Unrealized gain on investment securities	(18,749)	—
Adjusted EBITDA	$(898,311)	$(1,283,295)

(1) Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (net income (loss) attributable to Tecogen Inc adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and other non-cash non-recurring charges including abandonment of certain intangible assets and extinguishment of debt), which is a non-GAAP measure.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31, 2024	March 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(1,087,616)	(1,471,969)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	140,137	105,920
Provision for credit losses	14,258	—
Stock-based compensation	44,535	77,348
Unrealized gain on investment securities	(18,749)	—
Gain on disposition of assets	(7,391)	—
Non-cash interest expense	6,400	—
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	234,095	(44,238)
Employee retention credit	—	667,121
Inventory	532,418	(1,380,052)
Prepaid assets and other current assets	(48,933)	136,170
Other assets	194,283	161,931
Increase (decrease) in:
Accounts payable	(500,516)	905,509
Accrued expenses and other current liabilities	167,789	(143,923)
Deferred revenue	791,181	852,600
Other liabilities	(213,675)	(167,711)
Net cash provided by (used in) operating activities	248,216	(284,866)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(104,952)	—
Proceeds from disposition of assets	33,013	—
Net cash used in investing activities	(71,939)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Finance lease principal payments	(17,112)	—
Net cash provided by financing activities	(17,112)	(17,112)
Net increase in cash and cash equivalents	159,165	(284,866)
Cash and cash equivalents, beginning of the period	$1,351,270	1,913,969
Cash and cash equivalents, end of the period	$1,510,435	$1,629,103

Supplemental disclosures of cash flows information:
Cash paid for interest	$11,855	$—
Cash paid for taxes	$425	$22,638

Non-cash investing activities
Aegis Contract and Related Asset Acquisition:
Contingent consideration	$92,409	$—